Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FOURTH QUARTER AND FULL YEAR
2008 FINANCIAL RESULTS
— Annual Revenues, Operating Income, Free Cash Flow and Backlog Set New Records —
— Fourth Quarter Revenues Up 11%, Adjusted Earnings Per Share $0.33 —
— Company Updates 2009 Financial Guidance —
(Dulles, VA 19 February 2009) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the fourth quarter and full year 2008. Fourth quarter 2008 revenues were $311 million, an 11% increase compared to $279 million in the fourth quarter of 2007. Fourth quarter 2008 operating income was $22.4 million, a 1% increase compared to $22.2 million in the fourth quarter of 2007.
Adjusted income from continuing operations* was $19.4 million, or $0.33 adjusted diluted earnings per share*, in the fourth quarter of 2008, a 33% increase compared to income from continuing operations of $14.6 million, or $0.24 per diluted share, in the fourth quarter of 2007. Orbital generated $14.1 million of free cash flow* in the fourth quarter of 2008 compared to free cash flow of $38.3 million in the fourth quarter of 2007.
Full year 2008 revenues were $1,174 million, a 14% increase compared to $1,034 million in 2007. Operating income was $89.9 million in 2008, up 11% compared to $81.2 million in 2007. Adjusted income from continuing operations was $66.6 million or $1.11 adjusted diluted earnings per share in 2008, a 24% increase compared to income from continuing operations of $53.7 million or $0.88 per diluted share in 2007. Orbital generated $82.3 million of free cash flow for full year 2008, compared to $81.9 million in 2007.
“Orbital concluded 2008 with an excellent fourth quarter,” said Mr. David W. Thompson, Chairman and Chief Executive Officer. “In 2008 the company set new records for annual revenues, operating income and free cash flow. Our advanced space programs business led the way, generating strong revenue and operating profit growth. In addition, new business awards in the fourth quarter boosted backlog to a record high level.”

*	“Adjusted income from continuing operations,” “adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measures.”
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

Financial Highlights
Financial results were as follows (in millions, except per share data):

	Fourth Quarter
	2008		2007

Revenues	$310.9		$279.1
Operating Income	22.4		22.2
Income from Continuing Operations	13.2		14.6
Adjusted Income from Continuing Operations	19.4	(1)	n/a
Income from Discontinued Operations	—		1.1
Net Income	13.2		15.8
Diluted Earnings per Share:
Continuing Operations	$0.22		$0.24
Adjusted Continuing Operations	0.33	(1)	n/a
Discontinued Operations	—		0.02
Net Income	0.22		0.26

(1)	Adjusted to exclude a $6.2 million investment impairment charge in the fourth quarter of 2008. See “Disclosure of Non-GAAP Financial Measures” below.

	Full Year
	2008		2007

Revenues	$1,174.3		$1,033.9
Operating Income	89.9		81.2
Income from Continuing Operations	48.8		53.7
Adjusted Income from Continuing Operations	66.6	(1)	n/a
Gain on Sale of TMS and Income from Discontinued Operations	15.9	(2)	3.1
Net Income	64.7		56.7
Diluted Earnings per Share:
Continuing Operations	$0.81		$0.88
Adjusted Continuing Operations	1.11	(1)	n/a
Gain on Sale of TMS and Income from Discontinued Operations	0.26	(2)	0.05
Net Income	1.08		0.93

(1)	Adjusted to exclude $17.8 million of investment impairment charges in 2008. See “Disclosure of Non-GAAP Financial Measures” below.

(2)	Includes a $14.8 million after-tax gain, or $0.25 diluted earnings per share, on the sale of the company’s Transportation Management Systems (TMS) business unit in the second quarter of 2008.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

Revenues
Revenues by segment for the fourth quarter were as follows (in millions):

	Fourth Quarter
	2008	2007

Launch Vehicles	$127.8	$104.6
Satellites and Space Systems	107.8	121.2
Advanced Space Programs	77.1	54.1
Eliminations	(1.8)	(0.8)

Total Revenues	$310.9	$279.1
Fourth quarter 2008 revenues were $310.9 million, up 11% compared to the fourth quarter of 2007 driven by revenue growth in the advanced space programs and launch vehicles segments, partially offset by lower revenues in the satellites and space systems segment. Advanced space programs segment revenues grew $23.0 million, or 43%, primarily due to increased activity on national security satellite programs. Launch vehicles segment revenues grew $23.2 million, or 22%, primarily due to increased activity on missile defense and space launch vehicle contracts. Satellites and space systems segment revenues declined $13.4 million, or 11%, primarily due to decreased activity on communications satellite and science and technology satellite contracts as a result of the substantial completion of certain satellites since 2007.
Revenues by segment for the full year were as follows (in millions):

	Full Year
	2008	2007
Launch Vehicles	$459.9	$395.3
Satellites and Space Systems	422.3	466.7
Advanced Space Programs	298.1	175.1
Eliminations	(6.0)	(3.2)

Total Revenues	$1,174.3	$1,033.9
Full year 2008 revenues were $1,174.3 million, up 14% compared to 2007 driven by revenue growth in the advanced space programs and launch vehicle business segments, partially offset by lower revenues in the satellites and space systems segment. Advanced space programs segment revenues grew $123.0 million, or 70%, primarily due to increased activity on national security satellite programs and the Orion human spacecraft program. Launch vehicles segment revenues grew $64.6 million, or 16%, primarily due to increased activity on missile defense and space launch vehicle contracts. Satellites and space systems segment revenues declined $44.4 million, or 10%, primarily due to decreased activity on communications satellite and science and technology satellite contracts due to the substantial completion of certain satellites since 2007.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

Operating Income
Operating income by segment for the fourth quarter was as follows (in millions):

	Fourth Quarter
	2008	2007

Launch Vehicles	$9.8	$10.6
Satellites and Space Systems	8.7	8.4
Advanced Space Programs	3.9	3.5
Corporate and Other	—	(0.3)

Total Operating Income	$22.4	$22.2
Operating income was $22.4 million in the fourth quarter of 2008, which is slightly higher as compared to the fourth quarter of 2007 due to increases in the advanced space programs and satellites and space systems segments, partially offset by a decrease in the launch vehicles segment. Advanced space programs segment operating income increased $0.4 million, or 11%, primarily due to increased activity on national security satellite contracts. Satellites and space systems segment operating income increased $0.3 million, or 4%, despite a reduction in segment revenues, due to improved performance on communications satellite and science and technology satellite contracts. Launch vehicles segment operating income declined $0.8 million, or 8%, primarily due to increased Taurus II research and development expenses as discussed below and cost increases on certain space launch vehicle contracts, partially offset by operating income generated by increased activity on missile defense contracts.
Research and development expenses totaled $21.3 million in the fourth quarter of 2008, a $15.4 million increase compared to the fourth quarter of 2007 driven by expenditures related to the Taurus II launch vehicle development program. Certain of the company’s research and development expenses are recoverable under U.S. Government contracts. In the fourth quarter of 2008, the launch vehicles segment incurred $1.5 million of discretionary research and development expenses in excess of amounts recoverable under U.S. Government contracts. Operating income in the launch vehicles segment before these unrecoverable research and development expenses was $11.3 million* in the fourth quarter of 2008, an increase of $0.7 million, or 7%, compared to the fourth quarter of 2007.

*	This is a non-GAAP financial measure calculated by adding back the $1.5 million reduction attributable to the unrecoverable research and development expense to launch vehicles segment reported operating income of $9.8 million. Management believes the presentation of launch vehicles segment operating income without the effect of the unrecovered research and development expenses provides a more meaningful perspective on the operating results for the segment.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

Operating income by segment for the full year was as follows (in millions):

	Full Year
	2008	2007
Launch Vehicles	$39.2	$39.5
Satellites and Space Systems	32.2	30.6
Advanced Space Programs	19.1	12.4
Corporate and Other	(0.6)	(1.3)

Total Operating Income	$89.9	$81.2
Full year 2008 operating income was $89.9 million, up 11% compared to 2007 primarily due to increases in the advanced space programs and satellites and space systems segments. Advanced space programs segment operating income increased $6.7 million, or 54%, due to increased activity on the Orion contract and national security satellite contracts. Satellite and space systems segment operating income increased $1.6 million, or 5%, despite a decrease in segment revenues largely due to improved performance on communications satellite contracts and a favorable $1.1 million contract settlement in the science and technology satellite product line recorded in the second quarter of 2008. Launch vehicles segment operating income declined $0.3 million, or 1%, due to increased Taurus II research and development expenses and cost increases on certain space launch vehicles contracts partially offset by operating income generated by increased activity on missile defense contracts. In 2008, the launch vehicles segment incurred $8.5 million of research and development expenses that were not recoverable under U.S. Government contracts.
Fourth Quarter Results from Continuing Operations
Income from continuing operations was $13.2 million, or $0.22 per diluted share, in the fourth quarter of 2008, down from $14.6 million, or $0.24 per diluted share, in the fourth quarter of 2007. The fourth quarter of 2008 included a $6.2 million non-cash impairment charge related to investments in auction rate securities. Interest income was $2.0 million lower in 2008 reflecting lower interest rates on short-term investments.
The effective income tax rate was approximately 20% in the fourth quarter of 2008 reflecting the reversal of a reserve primarily related to the completion of an Internal Revenue Service (IRS) audit. Excluding these items, the effective tax rate for the fourth quarter of 2008 was approximately 37% as compared to 40% in the fourth quarter of 2007.
Diluted weighted-average shares outstanding decreased to 59.4 million in the fourth quarter of 2008 compared to 60.6 million in the fourth quarter of 2007 reflecting the repurchase of 2.5 million shares of stock since year-end 2007, partially offset by issuances of stock.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

Full Year Results from Continuing Operations
Income from continuing operations was $48.8 million or $0.81 per diluted share for the full year of 2008, down from $53.7 million, or $0.88 per diluted share, in 2007. Operating income increased $8.7 million in 2008. In 2008 the company recorded $17.8 million of impairment charges related to investments in auction rate securities. Interest income was $6.0 million lower in 2008 reflecting lower interest rates on short-term investments.
The effective income tax rate was approximately 35% in 2008 reflecting the reversal of a reserve primarily related to the completion of an IRS audit. Excluding these items, the effective tax rate for 2008 was approximately 39% as compared to 40% in 2007.
The company sold its Transportation Management Systems business unit during the second quarter of 2008 and recognized a $14.8 million after-tax gain on the sale. Income from discontinued operations in 2008 was $15.9 million net of taxes, or $0.26 per diluted share, which consisted primarily of the gain on the sale of TMS. Income from discontinued operations was $3.1 million or $0.05 per diluted share in 2007.
Net income was $64.7 million, or $1.08 per diluted share, in 2008, up from $56.7 million or $0.93 per diluted share in 2007.
Cash Flow and Balance Sheet
Free cash flow was $14.1 million for the fourth quarter of 2008 and $82.3 million for full year 2008. The company repurchased 1.6 million shares of its common stock for $27.9 million in the fourth quarter of 2008 and 2.5 million shares for $49.5 million throughout 2008. Orbital’s unrestricted cash balance was $328.3 million as of December 31, 2008, up 39% compared to year-end 2007.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

Cash flow for 2008 was as follows (in millions):

	2008
	Fourth Quarter	Full Year
Net Cash Provided by Operating Activities	$21.8	$108.8
Capital Expenditures	(7.7)	(26.5)

Free Cash Flow	14.1	82.3
Net Proceeds from Sale of TMS Business Unit	—	41.6
Repurchase of Common Stock	(27.9)	(49.5)
Proceeds from Issuance of Common Stock and Other	1.4	18.1

Net (Decrease) Increase in Cash	(12.4)	92.5
Beginning Cash Balance	340.7	235.8

Ending Cash Balance	$328.3	$328.3
Summary balance sheet data as of December 31, 2008 was as follows (in millions):

Assets		Liabilities and Equity
Cash	$328.3	Current Liabilities	$259.7
Other Current Assets	286.5	Long-Term Debt and Other	149.5
Non-Current Assets	253.9	Stockholders' Equity	459.5

Total Assets	$868.7	Total Liabilities and Equity	$868.7
New Business Highlights
During the fourth quarter of 2008, Orbital received approximately $2.1 billion in new firm and option contract bookings. In addition, Orbital received approximately $240 million of option exercises under existing contracts. These bookings include the award of a long-term contract by the National Aeronautics and Space Administration (NASA) in December 2008 to provide cargo transportation services to and from the International Space Station, awarded under NASA’s Commercial Resupply Services program. This contract has an expected value of approximately $1.9 billion for cargo transportation missions to be conducted between 2011 and 2015. As of December 31, 2008, the company’s firm contract backlog was approximately $2.1 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.9 billion.
Operational Highlights
In the fourth quarter of 2008, Orbital carried out four major space missions. Orbital completed the first two of these missions in October when the company-built Interstellar Boundary Explorer (IBEX) space science satellite was launched for NASA aboard Orbital’s Pegasus rocket. In November, the company flew a medium-range target vehicle in support of a system test for the U.S. Missile Defense Agency (MDA). In December, Orbital launched an OBV ground-based interceptor in connection with a test of MDA’s Ground-Based Midcourse Defense (GMD)
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

system. Also in the fourth quarter, Orbital launched three low-altitude Coyote target missiles for the U.S. Navy, including a simultaneous two-vehicle test in December.
For the full year, Orbital carried out 17 major space missions, including nine rocket launches and eight satellite and space system deployments. In addition, the company delivered 13 other rockets and satellite systems for deployment or future operational missions. The company’s 2008 space mission operations included the deployment of geosynchronous communications satellites for SES Americom and Telenor Satellite Broadcasting; two Pegasus space launch vehicle missions for NASA and the U.S. Air Force, marking the 39th and 40th missions for the air-launched rocket; the deployment of the IBEX satellite that travels 80% of the distance to the Moon at its apogee; and the launches of one OBV interceptor and three target vehicles supporting U.S. missile defense testing activities.
Orbital’s 2009 operational schedule is expected to continue at a similarly high level of activity. The company plans to carry out approximately 25 major launch vehicle and spacecraft missions and to complete and deliver an additional 10 or more launch vehicles and satellites for future operations. Included in the mission totals are up to seven space launch vehicles, four GEO communications satellites, three missile defense interceptor launches and three target launch vehicles. The 2009 operational schedule includes the first flight of four new launch vehicle designs, including the initial flight of the Launch Abort System for NASA’s Orion program, the first of up to four flights of the Minotaur IV space launch vehicle for the U.S. Air Force, the inaugural flight of a two-stage OBV interceptor for the GMD program and the initial demonstration flight for MDA’s Kinetic Energy Interceptors program.
2009 Financial Guidance
The company has revised its financial guidance for 2009, as summarized in the table below:

	Current	Previous
Revenues (in millions)	$1,150 — $1,175	$1,175 — $1,200
Operating Income Margin	6.0% — 6.25%	6.0% — 6.25%
Diluted Earnings per Share (see below)	$0.80 — $0.87	$0.85 — $0.92
Free Cash Flow (in millions)	$65 — $75	$75 — $80
Orbital is engaged in a major product development program to create a medium-capacity rocket called Taurus II. Orbital believes that this new rocket could substantially expand the company’s space launch vehicle market, yielding significant potential revenue growth in future years. The 2009 outlook includes the impact of the Taurus II launch vehicle development program, which is expected to reduce full year 2009 diluted earnings per share by approximately $0.25.
The 2009 guidance excludes the effect of the adoption of a new accounting standard in 2009 pertaining to the company’s convertible notes. Beginning in 2009, the company’s 2008 and prior years’ financial statements will be restated to reflect the new accounting. The company expects that its 2009 and 2008 income statements will each include approximately $0.05 per share of non-
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

cash interest expense. Free cash flow and average shares used to calculate diluted earnings per share are unaffected by the new accounting standard.
Disclosure of Non-GAAP Financial Measures
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
Adjusted income from continuing operations for 2008 is defined as GAAP income from continuing operations (the most directly comparable GAAP financial measure) adjusted to exclude an investment impairment charge. Adjusted diluted earnings per share from continuing operations is equal to adjusted income from continuing operations divided by diluted shares. These measures are provided so investors can more easily compare 2008 operating results to 2007 operating results. The reconciliation of these financial measures is as follows (in millions, except per share data):

	Quarter Ended	Full Year
	December 31, 2008	2008
Reported Income from Continuing Operations	$13.2	$48.8
Add Investment Impairment Charge	6.2	17.8

Adjusted Income from Continuing Operations	$19.4	$66.6

Adjusted Diluted Earnings Per Share from Continuing Operations	$0.33	$1.11
About Orbital
Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also provides satellite subsystems and space-related technical services to government agencies and laboratories.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, government contract procurement and termination risks (including the outcome of bid protests), as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter
	2008	2007
Revenues	$310,867	$279,140
Cost of revenues	251,030	230,269
Research and development expenses	21,324	5,876
Selling, general and administrative expenses	16,081	20,771

Income from operations	22,432	22,224
Investment impairment charge	(6,200)	—
Interest income and other	1,381	3,421
Interest expense	(1,083)	(1,080)

Income before income taxes	16,530	24,565
Income taxes	(3,371)	(9,918)

Income from continuing operations	13,159	14,647
Income from discontinued operations, net of taxes	—	1,131

Net income	$13,159	$15,778

Basic income per share:
Continuing operations	$0.23	$0.25
Discontinued operations	—	0.02
Net income	0.23	0.27

Diluted income per share:
Continuing operations	$0.22	$0.24
Discontinued operations	—	0.02
Net income	0.22	0.26

Shares used in computing basic income per share	58,351	58,913
Shares used in computing diluted income per share	59,396	60,622
Certain amounts in the company’s income statements have been reclassified as discontinued operations to give effect to the sale of the TMS business unit that occurred in the second quarter of 2008.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Full Year
	2008	2007

Revenues	$1,174,263	$1,033,940
Cost of revenues	955,754	859,294
Research and development expenses	51,406	15,565
Selling, general and administrative expenses	77,193	77,857

Income from operations	89,910	81,224
Investment impairment charge	(17,800)	—
Interest income and other	6,982	12,976
Interest expense	(4,333)	(4,685)

Income before income taxes	74,759	89,515
Income taxes	(25,942)	(35,852)

Income from continuing operations	48,817	53,663
Income from discontinued operations, net of taxes	15,918	3,075

Net income	$64,735	$56,738

Basic income per share:
Continuing operations	$0.83	$0.91
Discontinued operations	0.27	0.05
Net income	1.11	0.96

Diluted income per share:
Continuing operations	$0.81	$0.88
Discontinued operations	0.26	0.05
Net income	1.08	0.93

Shares used in computing basic income per share	58,569	59,164
Shares used in computing diluted income per share	60,134	60,935
Certain amounts in the company’s income statements have been reclassified as discontinued operations to give effect to the sale of the TMS business unit that occurred in the second quarter of 2008.
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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007

Assets
Cash	$328,307	$235,822
Receivables, net	208,739	183,507
Inventory	33,434	26,549
Deferred income taxes, net	35,368	44,420
Other current assets	8,951	5,508

Total current assets	614,799	495,806
Non-current investments	16,700	28,000
Property, plant and equipment, net	104,880	95,713
Goodwill	55,551	55,551
Deferred income taxes, net	71,690	90,942
Other non-current assets	5,033	9,456

Total Assets	$868,653	$775,468

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$179,658	$131,805
Deferred revenues and customer advances	80,059	79,339

Total current liabilities	259,717	211,144
Long-term debt	143,750	143,750
Other non-current liabilities	5,700	325
Total stockholders’ equity	459,486	420,249

Total Liabilities and Stockholders’ Equity	$868,653	$775,468

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Orbital Reports Fourth Quarter and Full Year 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	2008
	Fourth	Full
	Quarter	Year

Net income	$13,159	$64,735
Gain on sale of business, net of tax	—	(14,800)
Impairment of non-current investments	6,200	17,800
Depreciation	4,892	18,769
Deferred taxes	3,141	19,980
Changes in assets and liabilities	(6,837)	(2,738)
Other	1,230	5,077

Net cash provided by operating activities	21,785	108,823

Capital expenditures	(7,687)	(26,552)
Net proceeds from sale of business	—	41,612
Net proceeds from sale of property	—	2,193

Net cash (used in) provided by investing activities	(7,687)	17,253

Repurchase of common stock	(27,943)	(49,464)
Net proceeds from issuance of common stock	778	11,273
Other	712	4,600

Net cash used in financing activities	(26,453)	(33,591)

Net (decrease) increase in cash	(12,355)	92,485
Cash, beginning of period	340,662	235,822

Cash, end of period	$328,307	$328,307

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